--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires:   December 31, 2001
                              FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,   Estimated average burden
                                 SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR     hours per response .... 0.5
(Print or Type Responses)                SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
   Tyco International Ltd.(1)                       (Month/Day/Year)       CIT Group Inc. -- CIT
-------------------------------------------------                      ------------------------------------------------------------
    (Last)          (First)          (Middle)        7/01/02            5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-        Director       X   10% Owner         (Month/Day/Year)
The Zurich Centre, Suite 201, 90 Pitts Bay Road     curity Number of    ----               ----
                                                    Reporting Person         Officer (give      Other (specify ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                  Line)
                                                                        ------------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
             Pembroke, HM 08 Bermuda                                                                           ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Shares $0.01 per share.                          100                             (1)                        (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                   SEC 1473 (7-96)



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:
(1) Joint filing by Tyco International Ltd. and its direct and indirect wholly-owned subsidiaries, Tyco Capital Holdings Ltd.,
Tyco Capital Ltd. and Tyco Capital Holding, Inc. The shares are held directly by Tyco Capital Holding, Inc.

                                                                                 /s/ Mark Swartz                     7/01/02
                                                                       -------------------------------------  ----------------------
                                                                                    Mark Swartz                        Date
                                                                           Executive Vice President and
                                                                             Chief Financial Officer
                                                                                   on behalf of
                                                                             Tyco International Ltd.
**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
           SEE Instruction 6 for procedure.

Potential persos who are to respod to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

                                                                                                                  SEC 1473 (7-96)
                                                                                                                  Page 2 of 2